Exhibit 99.1

For Immediate Release

Investor Relations
Fitzhugh Taylor
(203) 682-8261
fitzhugh.taylor@icrinc.com

Media Relations
Liz Brady DiTrapano
(646) 277-1226
liz.brady@icrinc.com

Ignite Restaurant Group Names Michael J. Dixon New Chief Financial Officer

Houston, TX—(BUSINESS WIRE)—November 28, 2012—Ignite Restaurant Group (NASDAQ: IRG) today announced that Michael J. Dixon has been named Senior Vice President and Chief Financial Officer, effective January 2, 2013. Mr. Dixon will succeed Jeffery L. Rager, who has resigned from Ignite Restaurant Group to pursue other opportunities.

“We are very pleased to add Michael to the Ignite team during an exciting period of growth for our Company,” said Raymond A. Blanchette, III, President and Chief Executive Officer of Ignite Restaurant Group. “Michael’s broad and extensive experience in senior public company finance roles, his public accounting experience, his business development acumen and deep restaurant expertise make him an invaluable asset to our leadership team.”

Mr. Blanchette added, “We would also like to thank Jeff for his many contributions to Ignite, in particular his commitment to seeing the company through the IPO process. We wish him the best in his future endeavors.”

Mr. Dixon brings over 25 years of corporate finance leadership and public accounting experience to Ignite, including more than 12 years in the food service industry.  Most recently, he served as Senior Vice President and Chief Financial Officer for Pinkberry, a leader in the premium frozen yogurt category with 220 outlets. Prior to his role at Pinkberry, Mr. Dixon served as Senior Vice President and Chief Financial Officer at The Cheesecake Factory, Inc., from 2004 to 2008, as well as Controller from 2000 to 2004. In 2000, Mr. Dixon was Vice President and Controller of Petsmart.com, and prior to that, he served as Director, Finance and Business Development at The Walt Disney Company from 1994 to 2000. Before joining The Walt Disney Company, Mr. Dixon spent nine years at Coopers & Lybrand, a predecessor firm to PricewaterhouseCoopers.

Mr. Dixon also served recently as a member of the board of directors of Brinker International, the owner, operator and franchisor of the Chili’s Grill & Bar and Maggiano’s Little Italy restaurant brands.

Mr. Dixon holds a master’s degree in accounting and a bachelor’s degree in business administration from the University of Michigan.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. owns and operates two restaurant brands, Joe’s Crab Shack and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. Joe’s Crab Shack and Brick House Tavern + Tap operate in a diverse set of markets across the United States.